Exhibit (3)(ii)(b)




                           OFFICER'S CERTIFICATE



     The undersigned, Dennis D. Frick, Secretary of Florida Rock Industries, Inc. (the "Company"), hereby certifies that the following resolution amending the Company bylaws was adopted by the Board of Directors of the Company on October 5, 1994 and that such resolution has not been amended and is in full force and effect this 6th day of October, 1994.

     RESOLVED, that the Bylaws of Florida Rock Industries, Inc. be amended by adding a new Section 11 at the end of ARTICLE II, to read as follows:

     "Section 11. Control Share Law Not Applicable. The provisions of Section 607.0902, Florida Statutes, 1993, as they may be amended, shall not apply to control-share acquisitions of shares of this corporation."


     IN WITNESS WHEREOF, I have hereunto set my and this 6th day of October, 1994.





                                   DENNIS D. FRICK
                                   Dennis D. Frick
                                   Secretary



                                             (Corporate Seal)